Exhibit 99.1

600 Travis Street Suite 5200
Houston, Texas 77002

Contact: Roland O. Burns

Chief Financial Officer
(972) 668-8811
Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. REPORTS ON STATUS OF GULF OF MEXICO PRODUCTION AFTER HURRICANES RITA AND KATRINA

HOUSTON, TEXAS, September 29, 2005 – Bois d’Arc Energy, Inc. (“Bois d’Arc” or the “Company”) (NYSE: BDE) today announced the status of Gulf of Mexico production operations after the recent Hurricane Rita and the previous Hurricane Katrina. Bois d’Arc shut in all of its production and the four drilling rigs that it has under contract in advance of Hurricane Rita on September 20th and evacuated all of its personnel. Bois d’Arc has now completed its inspection of its production platforms in the Gulf of Mexico after the storm. The Company incurred no significant damage to any of its main production platforms. The area most impacted by the storm was the Ship Shoal 113 unit where two low elevation caisson mounted pipeline junction platforms were damaged by high seas. The damage to these facilities is not substantial and should not prevent them from returning to production in the near future. None of the four drilling rigs under contract to Bois d’Arc were damaged and they have now returned to drilling operations. Total idle rig days that Bois d’Arc has experienced in 2005 has now increased to 63 days with the additional down time for Hurricane Rita.

Bois d’Arc has restored approximately 13 million cubic feet equivalent of natural gas (“MMcfe”) per day of its production. The remaining production of 66 MMcfe per day is awaiting the start up of operations of third party pipelines and processing facilities. The pipeline operators have not informed Bois d’Arc of how long these systems will be down. Due to third party pipeline problems as well as the availability of construction services, the Company is also unable to ascertain when it will be able to start up production on six new wells that were originally expected to be on production in the 3rd and 4th quarters.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d’Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company’s stock is traded on the New York Stock Exchange under the symbol “BDE”.